Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2017, relating to the financial statements and financial statement schedules of IDACORP, Inc. and subsidiaries and the effectiveness of IDACORP Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho

November 16, 2017